EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

          We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Kaydon Corporation Employee Stock Ownership and Thrift Plan of our reports (a) dated January 31, 2004, with respect to the consolidated financial statements and schedule of Kaydon Corporation included in the Annual Report (Form 10-K) and (b) dated May 31, 2004, with respect to the financial statements and schedule of the Kaydon Corporation Employee Stock Ownership and Thrift Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/	Ernst & Young LLP
Detroit, Michigan
October 4, 2004